EXHIBIT 10.1

EXCHANGE AGREEMENT AND

PLAN OF REORGANIZATION

THIS EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION dated as of December 10, 2011, has been made and entered into between Richard Lawrence, Allen S. Mason, Gordon Sumner, Jr., Michael M. Thacker and Damon Giovanielli (herein singularly called the “Stockholder” and collectively called the “Stockholders”), and Sigma Labs, Inc., a Nevada corporation (herein called “Sigma”).

WHEREAS, the Stockholders are the owners in the aggregate of ten thousand (10,000) shares of Common Stock (“SAI Stock”) of Sumner Associates, Inc., a New Mexico corporation (“SAI”), the SAI Stock constituting all of the issued and outstanding shares of SAI; and

WHEREAS, the Stockholders are the owners in the aggregate of fourteen thousand two hundred twenty-five (14,225) shares of Common Stock (“La Mancha Stock”) of La Mancha Company, a New Mexico corporation (“La Mancha”), the La Mancha Stock constituting all of the issued and outstanding shares of stock of La Mancha; and

WHEREAS, the Stockholders desire to transfer to Sigma and Sigma desires to acquire from the Stockholders the SAI Stock and the La Mancha Stock for the consideration and upon the terms and conditions hereinafter set forth, such transaction to be a Plan of Reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.
Exchange of Stock:  On the terms and subject to the conditions set forth in this Agreement, each of the Stockholders hereby agrees to assign and transfer to Sigma on the Closing Date (as herein defined), free and clear of all liens, pledges and encumbrances of any kind, nature or description, and Sigma agrees to acquire from each of the Stockholders on said date, the number of shares of SAI Stock and La Mancha Stock set forth opposite his name on the signature page of this Agreement for an aggregate consideration as provided in Paragraph 2 hereof, if, but only if, at the Closing Date 100% of all outstanding shares of SAI Stock and La Mancha Stock are transferred to Sigma.  Each Stockholder hereby waives all preferential purchase rights of whatever nature which the Stockholder has or may have as to any of the outstanding shares of SAI Stock and La Mancha Stock.

2.
Consideration:  The consideration to be paid for the SAI Stock and the La Mancha Stock by Sigma to the Stockholders shall be an aggregate number of shares of presently authorized but unissued Common Stock of Sigma equal to $300,000 divided by the average closing price of Sigma’s Common Stock for the ten trading days ended December 29, 2011; provided however, that the number of shares shall not be less than twenty five million (25,000,000) or more than thirty five million (35,000,000).  The shares to be issued by Sigma pursuant to this Agreement are sometimes referred as the “Sigma Stock”.

3.
The Closing:  The exchange provided for herein shall be made at the offices of Sigma, 3900 Paseo del Sol, Santa Fe, New Mexico 87507, or at such other place as the parties shall mutually agree, at 10:00 A.M. on December 31, 2011, or at such other time as the parties shall mutually agree upon in writing (such time being herein called the “Closing Date”).  The Closing shall be effective as of the close of business on December 31, 2011.

On the Closing Date:  (i) the Stockholders shall deliver to Sigma stock powers duly executed in blank, in proper form for transfer covering the transfer of all of SAI Stock and La Mancha Stock and shall make available to Sigma the books and records of SAI and La Mancha; and (ii) Sigma shall issue and deliver to the Stockholders (in proportion among them to their ownership of SAI Stock and La Mancha Stock) certificates representing the Sigma Stock registered in their respective names.

4.
Management Structure of SAI and La Mancha: The organizational structure of SAI and La Mancha shall be maintained after closing and the SAI and La Mancha management and staff who are in place as of the date of Closing (including officers, directors, contractors and employees) shall be retained in their positions after closing for a period of at least two years if they are able and choose to serve. The current directors of the two companies are Damon Giovanielli, Richard Lawrence, Allen S. Mason, Gordon Sumner, Jr. and Michael M. Thacker. Decisions relating to the management and operation of SAI and La Mancha will continue to be made after Closing by the Boards of Directors and Officers of SAI and La Mancha as provided in their bylaws.

After Closing, the financial affairs of Sumner and La Mancha will, for at least two years, be managed and executed by their management structure in the same manner as before Closing.  In particular, the Directors and Officers of SAI and La Mancha will determine compensation for officers, directors and employees of SAI and La Mancha who provide services to these corporations up to an aggregate maximum of $45,000 per quarter (subject to upward adjustment by the Board of Directors of Sigma) , however, the directors and officers of SAI and La Mancha shall not be compensated except on a funds available basis after payment of all operating expenses.

The employees of SAI and La Mancha will be eligible to participate, to the extent possible, in any Sigma benefit plan made available by Sigma to all of its employees.

5.
Access to Properties and Records of SAI and La Mancha:  From and after the date of signing of this Agreement, the Stockholders shall cause SAI and La Mancha to afford to the officers, attorneys, accountants and other authorized representatives of Sigma, free and full access to the offices, properties, books and records of SAI and La Mancha in order that Sigma may have full opportunity to make such investigation as it shall desire to make of the affairs of SAI and La Mancha, provided that such investigation shall not unreasonably interfere with the operations of SAI and La Mancha, as the case may be. Sigma shall provide to the Shareholders and their agents, accountants, attorneys and other authorized agents the same access to the offices, properties, books and records of Sigma as is to be provided by Shareholders to Sigma as required by this paragraph in order for the Shareholders to make such investigations as they shall desire to make of the affairs of Sigma, provided such investigation shall not unreasonably interfere with the operations of Sigma.  All information obtained by each party pursuant to this Paragraph 5 shall be retained in confidence by such party.

6.	Representations and Warranties of Stockholders: Each of the Stockholders represents, warrants and agrees as follows:

(a)
Each of SAI and La Mancha is a corporation duly organized and existing and in good standing under the laws of the State of New Mexico, and has the corporate power to own its properties and to carry on its business as is now being conducted in all states, if any, in which such business is conducted.

(b)
The SAI Stock and the La Mancha Stock, as set forth on the signature page hereto, are validly issued and outstanding and are fully paid and non-assessable, and there are no outstanding securities of either SAI or La Mancha; and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating SAI or La Mancha to issue any additional shares of its capital stock of any class, or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class.

(c)	Neither SAI nor La Mancha has any subsidiaries or affiliated companies of any kind.

(d)	The Stockholders have furnished to Sigma true and correct copies of the Articles of Incorporation and Bylaws of SAI and La Mancha.

(e)
The Stockholders are the owners of all of the shares of SAI Stock and La Mancha Stock and have good and marketable title thereto and the absolute right to sell, assign and transfer the same to Sigma free and clear of all liens, pledges, encumbrances or any other claims of any kind.

(f)
Annexed hereto as Exhibit A are the respective balance sheets and profit and loss statements of SAI and La Mancha, as of November 30, 2011, and for the period then ended.  Said financial statements are correct and complete and present fairly the financial condition of such companies as of November 30, 2011, and the result of their respective operations for the period then ended; and they were prepared in conformity with generally accepted accounting principles applied on a consistent basis.  Since November 30, 2011, there has been no adverse change in the financial condition, business, properties, net worth or operations of SAI and La Mancha and there have been no dividends or other distributions, declared, paid or otherwise made by SAI or La Mancha to their respective Stockholders, except as set forth in Schedule 6(f) hereto, except accrued salaries in the ordinary and usual course of business at rates not in excess of rates in effect during the period ended November 30, 2011.  At November 30, 2011, neither SAI nor La Mancha had any liabilities, absolute or contingent which are not shown or provided for in the respective balance sheets as of that date.

(g)
Annexed hereto as Exhibit B is a list of all material contracts and other documents to which either SAI or La Mancha are a party.  Excepting only the contracts and documents included in said list, SAI and La Mancha are not parties to any written or oral (i) contract not made in the ordinary course of business; (ii) employment contracts; (iii) contract with any labor union or association; (iv) bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance or other plan providing employee benefits; (v) lease with respect to any property, real or personal, whether as lessor or lessee; (vi) continuing contract for future purchase of materials, supplies or equipment; (vii) contracts or commitments for capital expenditures in excess of $5,000 in the aggregate; (viii) contract continued over a period of more than one year from its date.  Each of SAI and La Mancha has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any franchise, contract, agreement, lease, or other documents to which it is a party or by which it is bound.

(h)
Annexed hereto as Exhibit C is a copy of the SAI’s lease of its offices at 100 Cienega  in Santa Fe, New Mexico. This is the only interest in real property held by SAI or La Mancha.  SAI is in full compliance with the terms of this lease.    Exhibit C also lists all intellectual property, owned, licensed or registered in the name of SAI or La Mancha.

(i)
Annexed hereto as Exhibit D is a list and description of all policies of fire, liability and other forms of insurance held by SAI and La Mancha.  Valid policies for such insurance will be outstanding and duly in force at all times between the date hereof and the Closing Date.

(j)
There are no actions, suits or proceedings pending or, to the knowledge of the Stockholders, threatened against or affecting SAI and La Mancha or the Stockholders’ respective interests in SAI and La Mancha.

(k)
SAI and La Mancha each has duly filed all tax returns required to be filed by it on or before the Closing Date and has paid all taxes claimed to be due by any taxing authority.  The amounts set up as provisions for taxes on the respective balance sheets of SAI and La Mancha at November 30, 2011, if any, are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of SAI and La Mancha whether disputed or not, for the period ended on said date and for all periods prior thereto. The Stockholders assume full responsibility for such taxes through December 31, 2011.

(l)
Since November 1, 2011, neither SAI nor La Mancha has: (i) issued or sold, or granted any option or right to purchase, any of its stock, bonds or other corporate securities, incurred any obligations or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business and except obligations under contracts, if any, not made in the ordinary course of business disclosed in this Agreement or in the exhibits hereto; (ii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities included in the respective balance sheets of SAI and La Mancha at September 30, 2011 and current liabilities incurred since that date in the ordinary course of business; (iii) except for increases paid to associates and consultants performing work under contracts with others, made any general wage or salary increases; (iv) mortgaged, pledged or subjected to lien or any other encumbrance, any of its assets, tangible or intangible; (v) sold or transferred any of its tangible assets or cancelled any debts or claims, except in each case in the ordinary course of business and in any event not in an aggregate amount which is material; (vi) sold, assigned or transferred any patents, trademarks, trade names, copyrights, licenses or other tangible assets; (vii) suffered any extraordinary losses or waived any rights of substantial value; or (viii) entered into any transactions other than in the ordinary course of business. After September 30, 2011, Stockholders purchased from Thomas F. Stratton all of his SAI and La Mancha Stock and apportioned that stock among themselves according to the amount of money each of them contributed to the purchase; and the division of his shares among the Stockholders is reflected in the number of shares owned by each of them in the total shares appearing beside their names on the signature page of this Agreement.

(m)
Each of SAI and La Mancha has all licenses and agreements necessary for it to carry on its business in the manner in which it is now conducted and is in compliance with all environmental laws, and not in default under any licenses or agreements or any laws, rules or zoning ordinances.

(n)
A list of employee benefit plans of SAI and La Mancha is attached as Exhibit E.  Except as set forth on Exhibit E, neither SAI nor La Mancha maintains any plan or arrangement for the benefit of its employees.

(o)	Neither SAI nor La Mancha needs to obtain the consent of any third party or governmental authority in connection with the transaction contemplated hereby.

(p)
Each Stockholder is acquiring the shares of the Sigma Stock for his own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "1933 Act").

(q)	Each Stockholder is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

(r)	Each Stockholder understands that the shares of Sigma Stock are being issued in reliance on specific exemptions from the registration requirements of United States federal and state securities laws.

(s)
Each Stockholder has been furnished with or has been given access to all materials relating to the business, finances and operations of Sigma and materials relating to the shares which have been requested by such Stockholder.  Each Stockholder is familiar with the business, operations, and financial condition of Sigma.  The Stockholders understand that an investment in Sigma Stock involves a high degree of risk.  Each Stockholder has sought such accounting, legal and tax advice as he deemed necessary to make an informed investment decision with respect to the exchange of the SAI Stock and La Mancha Stock for the Sigma Stock.

(t)
Each Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the shares or the fairness of the exchange of the shares contemplated hereby, nor have such authorities passed upon or endorsed the merits of the exchange.

(u)
Each Stockholder understands that the Sigma Stock has not been and will not be registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Stockholder shall have delivered to Sigma an opinion of counsel to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Stockholder provides Sigma with reasonable assurance that such securities can be sold, assigned or transferred in compliance with an exemption from registration under the 1933 Act.

7.
Survival of Representations and Warranties:  The representations and warranties set forth in this Agreement shall remain in full force and effect regardless of any investigation, verification or approval by any party hereto or anyone acting on behalf of any party hereto, and shall survive the closing.  The provisions of this Paragraph may be altered or waived by the parties only by an agreement in writing making specific reference hereto.

8.	Representations and Warranties of Sigma: Sigma represents and warrants as follows:

(a)	Sigma is a corporation duly organized and existing and in good standing under the laws of the State of Nevada, and has corporate power to carry on the business now conducted by it in said state.

(b)
All corporate and other proceedings required to be taken by or on the part of Sigma to authorize it to carry out this Agreement have been, or will prior to the Closing Date be, duly and properly taken, and this Agreement is a valid and binding obligation of Sigma.

(c)
The shares of Sigma Stock at the time of their issuance and delivery to Stockholders pursuant to this Agreement shall be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

(d)	Sigma has delivered to Stockholders its 10-Q for the quarter ended

September 30, 2011.  The financial statements included in such 10-Q were prepared in accordance with generally accepted accounting principles and such financial statements present fairly the financial condition of Sigma as of September 30, 2011 and the results of Sigma’s operations for the quarter ended September 30, 2001.

9.	Conditions to Obligations of Sigma: The obligations of Sigma under this Agreement are, at the option of Sigma, subject to the conditions that, at or before the Closing Date:

(a)	All the terms, covenants and conditions of this Agreement to be complied with and performed by the Stockholders at or before the Closing Date shall have been duly complied with and performed.

(b)
All of the representations and warranties made by the Stockholders herein shall be true as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date and the Stockholders shall have delivered to Sigma a certificate to such effect signed by each of them.

(c)
Neither the business, properties nor operations of SAI or La Mancha shall have been adversely affected in any material way as a result of any fire, accident or other casualty or any labor disturbance or act of God or the public enemy.  There shall have been no changes in the business, properties, operations or financial condition of SAI or La Mancha since September 30, 2011, which would have an adverse effect on the value of the respective businesses of SAI and La Mancha.

(d)
All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Sigma, which approval will not be unreasonably withheld.

(e)
All approvals and permissions of regulatory agencies required of Sigma in order for it to issue shares of Sigma and otherwise to carry out this Agreement shall have been received by Sigma, shall be in full force-and effect and shall be adequate and appropriate in the opinion of its counsel to authorize the performance by Sigma required by this Agreement.

(f)
Sigma shall have received written representations from each of the Stockholders, dated the `Closing Date, to the effect that such Stockholder is acquiring the shares of Sigma Stock for investment and without any intention to resell or distribute any thereof and that he understands that the certificates representing the Sigma Stock will bear a restrictive legend relating to compliance with the Securities Act of 1933, as amended.

10.
Conditions to Obligations of the Stockholders:  The obligations of the Stockholders under this Agreement are, at the option of the Stockholders, subject to the condition that, at or before the Closing Date, all the terms, covenants and conditions of this Agreement that are to be complied with and performed by Sigma at or before the Closing Date shall have been duly complied with and performed.

11.
Actions of SAI or La Mancha Prior to Closing Date:  Prior to the Closing Date, the Stockholders will not, except in accordance with this agreement, and with the prior written consent of Sigma, permit SAI or La Mancha to:

(a)
Issue or sell, or grant any option or right to purchase, any of its stock, or other corporate securities (this paragraph does not preclude the already completed purchase by the Stockholders of all of the SAI and La Mancha stock of Thomas F. Stratton).

(b)
Incur any obligations or liabilities (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business or liabilities for capital expenditures not exceeding $5,000 in the aggregate.

(c)
Discharge or satisfy any lien or encumbrance, or pay any obligation or liability (absolute or contingent) other than current liabilities included in the balance sheets of SAI or La Mancha at September 30, 2011, current liabilities incurred since that date in the ordinary course of business and for capital expenditures permitted by this Agreement.

(d)	Mortgage, pledge or subject to lien or to any other encumbrance (other than the lien of taxes not yet payable), any of its assets, tangible or intangible.

(e)
Sell or transfer any of its tangible assets or cancel any debts or claims, except in each case in the ordinary course of business and provided that all such sales, transfers and cancellations, in the aggregate, shall not be material;

(f)	Sell, assign or transfer any patents, trademarks, trade names, copyrights, licenses or other intangible assets;

(g)	Waive any right of any substantial value; or

(h)	Enter into any transaction other than in the ordinary course of business.

12.         Indemnification from Liabilities:

(a)	The Stockholders shall indemnify Sigma and SAI or La Mancha against and hold each of them harmless from and against and in respect of any or all of the following:

(i)
Any and all liabilities of SAI or La Mancha of every kind and description, absolute or contingent which are not disclosed on the balance sheets of SAI or La Mancha at November  30, 2011, not disclosed on Exhibit B to this Agreement.

(ii)
Any and all damage or deficiency resulting in the event that any of the representations and warranties made by the Stockholders in this Agreement or in any statement or certificate furnished in connection with the transactions contemplated hereby, or as of the Closing Date as required hereunder, shall be determined to be untrue, and in such event, Stockholders will pay to Sigma an amount equal to the amount which it would cost at the time of discovery to put Sigma or SAI or La Mancha in a position that it or they would have been in had such representation or warranty been true and correct.

(b)
Sigma shall indemnify the Stockholders against and hold each of them harmless from and against and in respect of any and all damage or deficiency resulting in the event that any of the representations and warranties made by Sigma in this Agreement or in any statement or certificate furnished in connection with the transactions contemplated hereby, or as of the Closing Date as required hereunder, shall be determined to be untrue, and in such event, Sigma will pay to the Stockholders an amount equal to the amount which it would cost at the time of discovery to put the Stockholders in a position that they would have been in had such representation or warranty been true and correct.

13.
Covenant Not to Compete:  The Stockholders, and each of them, covenant and agree not to carry on anywhere in any county in any state in which Sigma or SAI or La Mancha is conducting business, or in any state in the United States, either for himself, or as a member of any partnership or as a stockholder, director, officer, agent or employee of another person, firm or corporation or otherwise, any business similar to that now carried on by SAI or La Mancha during a period of five years following the Closing Date.  Individual Stockholders will continue to be able to participate on various review committes and advisory panels as they have in the past. In the event this covenant not to compete is held unenforceable or invalid as to any part, the remaining portions of the covenant shall nevertheless remain valid and in full force and effect.

14.         Miscellaneous:

(a)	Sigma and the Stockholders shall consult with each other before issuing any press release or other public statements with respect to this Agreement.

(b)
The Stockholders shall indemnify Sigma against and hold it harmless from any and all liabilities (including, without limitation, reasonable counsel fees and other reasonable costs of defending against such liabilities) to any person, firm or corporation for any brokerage commission or finders’ fee in connection with any of the transactions contemplated by this Agreement, arising out of acts of the Stockholders, and Sigma shall similarly indemnify the Stockholders against and hold them harmless from any and all such liabilities arising out of acts of Sigma.

(c)
The Stockholders will, at any time and from time to time after the Closing Date, upon request of Sigma, to execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in Sigma and protect the right, title and interest in and enjoyment of all the SAI Stock or La Mancha Stock intended to be assigned, transferred and conveyed pursuant to this agreement. Sigma will provide the same post closing assistance as described in this paragraph for Stockholders as is to be provided it by Stockholders to Sigma to protect Stockholders right, title and interest in and enjoyment of Sigma Stock to be transferred to Stockholders pursuant to this Agreement.

(d)
Subject to the terms and conditions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(e)	Any notice, instruction or other document to be given hereunder to any party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, as follows:

To the Shareholders of SAI and La Mancha:
c/o Sumner Associates, Inc.
100 Cienega, Suite D
Santa Fe, New Mexico 87501

To SAI and La Mancha:
100 Cienega, Suite D
Santa Fe, New Mexico 87501

To: Sigma Labs, Inc.
3900 Paseo Del Sol
Santa Fe, New Mexico 87507

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SIGMA LABS, INC.

By: /s/ James A. Stout
James A. Stout
Chairman of the Board

SIGMA LABS, INC.

By: /s/ Richard Mah
Richard Mah
Chief Executive Officer

STOCKHOLDERS:	Shares of SAI	Shares of La Mancha

/s/ Richard Lawrence	1,200	1489
Richard Lawrence

/s/ Allen S. Mason	1,874	2,429
Allen S. Mason

/s/ Michael M. Thacker	1,175	2,885
Michael M. Thacker

/s/ Damon Giovanielli	4,375	5,998
Damon Giovanielli

/s/ Gordon Sumner, Jr.	1,376	1,424
Gordon Sumner, Jr.